SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /    Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /    Definitive Proxy Statement
/x/    Definitive Additional Materials
/ /    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                         THE FIRST AUSTRALIA FUND, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/    No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:

/ /    Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement No.:

       (3)     Filing Party:

       (4)     Date Filed:

                             LETTER TO SHAREHOLDERS

March 12, 1999


Dear Shareholder,

     We are pleased to present this quarterly report which covers the activities of The First Australia Fund, Inc. (the 'Fund') for the quarter ended January 31, 1999. Included in this report is a review of the Australian economy and investment markets, together with an overview of the Fund's investments prepared by the Investment Manager, EquitiLink International Management Limited.

Performance - First in its Lipper category over 5 years

     The Fund has been awarded the No. 1 ranking in the Lipper Closed-End Funds Performance Survey over five years to December 31, 1998 in the category of Pacific ex-Japan Funds.

     The new portfolio management personnel now have a solid first year performance behind them. The latest quarter is the first since April last year in which the Australian stock market rose. The Fund's NAV in U.S. Dollar terms increased by 11.3% over the quarter, assuming reinvestment of distributions.

     IMPORTANTLY, THE SHARE PRICE HAS RISEN BY 53% SINCE AUGUST 31, 1998 TO THE DATE OF THIS REPORT. IN ADDITION, THE FUND HAS PAID A TOTAL OF 85.3 CENTS IN DISTRIBUTIONS OVER THE PAST TWELVE MONTHS, EQUATING TO AN ANNUAL CASH DISTRIBUTION RATE OF 11.2%, BASED ON THE SHARE PRICE OF $7.63 AS OF THE DATE OF THIS REPORT, AND TOTAL RETURN, BASED ON MARKET VALUE, OF 3.8%.

Currency - Australian Dollar appreciates

     Over the period, the Australian Dollar strengthened against the U.S. Dollar, reaching a high of 64.40 cents in mid-November. The currency declined following a monetary policy easing in early December, but recovered ground following stronger economic data in January, closing the quarter at 63.02 cents, up 0.9%.

     Resilient economic growth is a key positive for the currency in the near-term. Looking further out, improving global growth should lead commodity prices higher, further supporting the Australian Dollar.

An Important Issue - Addressing the Discount

     As you may now be aware, a group known as Deep Discount Advisors and Ron Olin Investment Management Company (together 'DDA') have targeted The First Australia Fund, Inc. as part of their ongoing attack on the closed-end fund industry. DDA claims that both the Investment Manager and the Fund's Board of Directors have been unresponsive addressing the discount issue.

     This is not the case.

     Management has implemented several proposals intended to reduce the discount and has constantly monitored the Fund's premium/discount since its inception:

     1. Not long after the Fund began trading at a discount in mid-1986, at Management's recommendation, the Board implemented a share buy-back program. This had a minimal impact on closing the discount, while increasing costs. Consequently, the program was discontinued.

     2. In early 1994, Management implemented an investor awareness campaign which led to large buying of the Fund by international investors. The resultant increase in the stock price not only closed the discount, but saw the Fund trade at a premium for a short period.

     3. In an attempt to close the discount that can be attributed to a depreciation of the Australian Dollar, Management recommended, and the Board approved, a managed distribution policy back in 1997. The Fund is now being recognized as a high distribution investment with substantial capital growth potential, and the discount has considerably narrowed. The Fund's current distribution rate is 9% on NAV and around 11% on its current share price.

     4. Management has continued an effective educational campaign, including ongoing discussions with leading U.S. analysts. As a result, several major U.S. brokers have announced BUY recommendations for the Fund.

     Because the Fund's recent strong performance has not been fully reflected in the Fund's stock price, we believe your investment in the Fund offers value to the long-term investor. This perception seems to have helped both the stock price, which has risen some 53% since August 31, 1998, and the discount, which has dropped substantially.

     For information on the Fund, please telephone investor relations at Dewe Rogerson, toll free on 1-800-323-9995.

Yours sincerely,
Laurence S. Freedman                         Brian M.Sherman
Chairman                                     President

                  DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN


     Participation in the Fund's Dividend Reinvestment and Cash Purchase Plan ('the Plan') allows you to automatically reinvest your distributions in shares of the Fund's common stock at favorable commission rates. The Plan also enables you to make additional cash investments in shares of at least $100 per month. Under this arrangement, the Plan Agent will purchase shares for you on the stock exchange or otherwise on the open market on or about the 15th of each month.

     As a Participant in the Plan, you will have the convenience of:

     Automatic reinvestment - the Plan Agent will automatically reinvest your distributions, allowing you to gradually grow your holdings in the Fund;

     Lower costs - shares are purchased on your behalf under the Plan at reduced brokerage rates;

     Convenience - the Plan Agent will hold your shares in noncertificated form and will provide a detailed record of your holdings at the end of each distribution period.

     To request a brochure containing information of the Plan, together with an authorization form, please telephone investor relations at Dewe Rogerson, toll-free on 1-800-323-9995.


                        REPORT BY THE INVESTMENT MANAGER

NAV Performance

     The Fund's Net Asset Value (NAV) outperformed its benchmark returns, increasing by 11.3% over the quarter, assuming reinvestment of distributions.

Currency

     The Australian Dollar rose by 0.9% against the U.S. Dollar over the three months, supporting the Fund's return.

Share Price Performance

     The  Fund's  share  price   increased  7.9%  over  the  quarter,   assuming
reinvestment of distributions. The Fund's stock closed at $6.88 per share on January 31, 1999.

Investment Strategy

     The Fund substantially lowered its exposure to the resource sector a year ago. That sector has underperformed the industrial sector over the year and in the latest quarter. The Fund will remain relatively fully invested, with an overweight position in the industrial sector.

Quality of the Portfolio

     The Fund maintains a high-quality portfolio, with some 90% by value invested in the top 100 companies on the Australian Stock Exchange.

Distribution Policy - 9% Per Annum

     Commencing from January 1998, the Fund changed its distribution policy to quarterly distributions at an annual rate based on a percentage of the rolling average of the prior four quarter-end NAV's. The rate for 1999 was reset at 9% by the Board of Directors. The distributions will be made initially from net investment income, then from net realized gains and, to any extent necessary, paid-in capital. To date no capital has been repaid, nor is there any expectation of doing so in the foreseeable future.

     Over the past 12 month period the Fund paid a total of 85.3 cents per share which equates to an annualized cash distribution rate of 11.2%, based on the share price of $7.63 as of the date of this report.

     At the meeting of the Board of Directors held on March 11, 1999, a distribution of 20.0 cents per share was declared for the quarter ending March 31, 1999, payable in April 1999.

Portfolio Composition

     The following chart summarizes the composition of the Fund's portfolio, expressed as a percentage of net assets.


                                 [CHART TO COME]

                            SELECTED EQUITY HOLDINGS


     The following notes highlight the Fund's top ten holdings at January 31, 1999.

Telstra Corporation Limited
10.9% of total assets

     Telstra Corporation is Australia's dominant telecommunications carrier providing a full range of telecommunications services. The company will continue to participate in a rapidly growing market. Although deregulation of the Australian telecommunications market has increased competition and may lead to some erosion of Telstra's market share, profitability is expected to grow strongly as costs are reduced.

Australia & New Zealand Banking Group Limited (ANZ)
7.2% of total assets

     ANZ Banking Group is Australia's fourth largest banking group, offering retail and wholesale banking services to Australia, New Zealand and Asia. Recent management changes have focused on cost control and growing non-interest income. Domestic asset quality and interest margins are trending favorably, underpinning a sound outlook for profitability.

National Australia Bank Limited (NAB)
6.9% of total assets

     National Australia Bank is Australia's largest full- service banking group, with significant operations in Australia, New Zealand, the U.K. and U.S. NAB has grown its international retail banking presence through acquisitions while maintaining market leadership in Australia. The recent interim result showed strong growth in banking fees and commissions, as well as continuing emphasis on expense reduction.

News Corporation Limited
4.6% of total assets

     News Corporation is a global, vertically-integrated entertainment and media company. The company produces film and television entertainment through the Fox brand name and also has significant interests in several major broadcast platforms such as B-Sky-B in the U.K. and the Fox TV network in the U.S. News Corporation has also entered into joint venture arrangements with other media/telecommunications companies in order to reduce financial risk and expand its global market presence.

Westpac Banking Corporation Limited (WBC)
4.6% of total assets

     Westpac Banking Corporation is the second largest banking group in Australia, offering retail and wholesale banking services to Australia and New Zealand. Management remains focused on optimizing its domestic banking business and integrating recent acquisitions. Sound capital management should drive earnings per share growth.

Fosters Brewing Group Limited
4.5% of total assets

     Fosters Brewing Group is an international beverage group focusing on beer, wine and other alcoholic beverages. Following the recent disposal of its holding in Molson Canada, Fosters derives the majority of its earnings from its Australian liquor operations.

Brambles Industries Limited
3.9% of total assets

     Brambles Industries is a geographically diversified group operating in Australia, Europe and North America. Major activities include equipment rental, waste management, palette management (CHEP), security, industrial service, records management, and other transport-related services. The trend towards outsourcing industrial services is underwriting strong growth for Brambles in its core operations.

Lend Lease Corporation Limited
3.7% of total assets

     Lend Lease Corporation is Australia's largest integrated property and financial services group. The company has achieved 23 consecutive years of profit growth. It continues to leverage off its strong market presence in Australia with increasing involvement internationally. Lend Lease Corporation is involved in project management, design and construction, property development and facilities management. It is also a major provider of financial services (funds management and life insurance products) through the MLC group. The company is well positioned to maintain growth in profitability.

Lang Corporation Limited
2.5% of total assets

     Lang Corporation is the owner of Australia's largest stevedoring company, Patrick, and TDG Autocare. Having resolved Patrick's union problems, the market will increasingly focus on the attractiveness of the stevedore business. Given that the business is a duopoly, with high barriers to entry and steady long-term growth, the prospects for Lang Corporation are positive.

Rio Tinto Limited
2.2% of total assets

     Rio Tinto is the world's largest mining company, with assets located in North America, Europe, Southern Africa, South America, Australia and New Zealand. The company pursues world class ore bodies, with particular emphasis on copper, gold, diamonds, iron ore and coal. Strong financial management is a core competency of the group.


                           MARKET REVIEW AND OUTLOOK


Economy

     The Australian economy grew strongly in the last quarter, due mainly to the strength of the service sector and other domestically focused parts of the economy. Growth has been underpinned by low interest rates, lagging real wage increases, productivity growth, and healthy consumer sentiment.

     The September quarter national accounts recorded GDP growth of 5% per annum. Our expectations remain in place that the Australian economy will moderate towards an annual growth rate of 2.5-3.0% in 1999.

     Inflation remains lower than forecast, well below 2% over the last year. It should remain low in 1999, as solid productivity gains have capped growth in unit labor costs. We expect only a moderate increase, to around 2%, due to higher import prices, resulting from a depreciated currency.

Stock Market

     Over recent months, the Australian stock market has risen strongly. It reached a new high in early February, about 18% above its low point at the time of world financial market disturbance around September last year. Strong economic data and a reduction in interest rates in early December aided sentiment. Over the three months to January 31, 1999, the All Ordinaries Accumulation Index increased by 11.2% in U.S. Dollar terms.

     As has been the case for some time in Australia, banks and large industrial stocks showed the biggest rises in price, where resource stocks fell further in response to lower commodity prices globally.

Currency

     Over the quarter, the Australian Dollar strengthened against the U.S. Dollar. It rose to a high of 64.40 cents in mid-November but declined following a monetary policy easing in early December, only to recover following stronger January economic data. The currency appreciated 0.9% against the U.S. Dollar over the three months, to close at 63.02 cents on January 31, 1999.

     The resilience of domestic growth is a key positive for the currency in the near-term. Looking further out, improving global growth should lead commodity prices higher, further supporting the Australian Dollar.

                   EquitiLink International Management Limited

--------------------------------------------------------------------------------
THE FIRST AUSTRALIA FUND, INC.
Statement of Net Assets
January 31, 1999
(Unaudited)

--------------------------------------------------------------------------------
                                                                   Value
  Shares               Description                                 (US$)
--------------------------------------------------------------------------------
               LONG-TERM INVESTMENTS--99.5%
               Common and Preferred Stocks--99.5%
               Diversified Industries--29.5%

  1,700,000    Australian Infrastructure Group.................... $   2,396,185
  1,035,000    Cable & Wireless Optus Limited*....................     2,455,303
    950,000    CSR Limited........................................     2,223,172
  1,090,000    Fairfax (John) Holdings Limited....................     2,606,354
    610,000    Faulding (F.H.) & Company Limited..................     3,339,047
  2,500,000    Fosters Brewing Group Limited......................     7,346,496
  2,200,000    Futuris Corporation Limited .......................     2,533,361
  1,705,000    Lang Corporation Limited...........................     4,076,912
    900,000    Leighton Holdings Limited..........................     3,652,797
    460,000    Lend Lease Corporation Limited.....................     6,094,766
     25,000    LibertyOne Limited*................................        75,085
  4,900,000    MacMahon Holdings Limited..........................     1,464,580
  1,800,000    MTM Entertainment Trust*...........................       906,120
    400,000    Orica Limited......................................     2,046,322
    900,000    Pioneer International Limited......................     1,833,195
  1,000,000    Ramsay Health Care Limited.........................     1,164,113
    411,517    Toll Holdings Limited Convertible Preferred Stock..     1,009,894
    100,000    Woolworths Limited.................................       348,605
                                                                    ------------
                                                                      45,572,307
                                                                    ------------
               Resources And Mining--12.7%

    748,064    Acacia Resources Limited...........................     1,153,263
    297,755    Broken Hill Proprietary Company Limited............     2,188,580
    489,073    Comalco Limited....................................     1,748,016
  1,295,600    Lihir Gold Limited*................................     1,304,411
  2,876,034    M.I.M. Holdings Limited............................     1,230,627
  1,186,600    Newcrest Mining Limited*...........................     1,889,071
    575,209    North Limited......................................       865,061
    358,000    Resolute Limited...................................       259,062
    297,151    Rio Tinto Limited..................................     3,682,430
    395,588    Santos Limited.....................................     1,152,019
    768,555    WMC Limited........................................     2,364,869
    387,081    Woodside Petroleum Limited.........................     1,751,274
                                                                    ------------
                                                                      19,588,683
                                                                    ------------
--------------------------------------------------------------------------------
                                                                   Value
  Shares               Description                                 (US$)
--------------------------------------------------------------------------------
               Services--57.3%

    348,000    Adelaide Bank Limited..............................  $  1,368,619
  1,797,324    Australia & New Zealand Banking Group Limited......    11,837,826
    235,000    Brambles Industries Limited........................     6,395,985
    650,298    Colonial Limited...................................     2,359,039
    450,000D   HIH Winterthur Interest Installment Receipts.......       382,269
  1,560,000D   HIH Winterthur International Holdings Limited......     2,257,750
  1,275,548    Jupiters Limited...................................     2,793,183
    678,000    National Australia Bank Limited...................    11,386,372
  1,800,000D   National Mutual Holdings Limited...................     3,192,941
  1,050,000    News Corporation Limited...........................     7,611,410
  1,500,000    Pacific Magazines & Printing Limited...............     2,960,937
    850,000    Qantas Airways Limited.............................     1,850,625
    900,000    QBE Insurance Group Limited........................     3,597,298
    210,000D   St. George Bank Limited............................     1,372,565
3,300,000Pound Telstra Corporation Limited Installment Receipts*..    17,941,181
  2,600,000D   Village Roadshow Limited Voting Preferred Stock....     3,566,590
  1,097,000    Westpac Banking Corporation Limited................     7,593,162
                                                                    ------------
                                                                      88,467,752
                                                                    ------------
               Total common and preferred stocks
                 (cost US$144,496,797)............................   153,628,742
                                                                    ------------


 Principal
  Amount
   (000)       SHORT-TERM INVESTMENTS--1.8%
-----------

               Demand Deposits--1.2%

A$    2,464    Banque Nationale de Paris, Demand Deposit, 4.40%...     1,550,366
        530    State Street Bank & Trust Company,
                 Demand Deposit, 4.05%............................       333,632
                                                                    ------------
               Total demand deposits
                 (cost US$1,927,253)..............................     1,883,998
                                                                    ------------



--------------------------------------------------------------------------------
 Principal
  Amount                                                           Value
   (000)               Description                                 (US$)
--------------------------------------------------------------------------------
               Repurchase Agreement--0.6%

US$     908    Repurchase Agreement, State Street Bank
                 & Trust Company, 4.60% dated 1/29/99,
                 due 2/1/99 in the amount of $908,348
                 (cost $908,000; collateralized by $635,000
                 U.S. Treasury bill, due 11/15/10; value
                 including accrued interest--US$932,265)..........  $    908,000
                                                                    ------------
               Total short-term investments (cost US$2,835,253)....    2,791,998
                                                                    ------------
               Total Investments--101.3%(cost US$147,332,050).....   156,420,740
               Liabilities in excess of other assets--(1.3%)......   (2,034,120)
                                                                    ------------
               Net Assets--100%...................................  $154,386,620
                                                                    ------------
                                                                    ------------
               Net asset value per common share
                 ($154,386,620/17,189,998 shares issued and
                 outstanding)...............................        $       8.98
                                                                    ------------
                                                                    ------------



------------------

*         Non-income producing security.
D         Portion of securities on loan.
Pound     Fair valued security.

Directors
---------
Anthony E. Aaronson
Sir Roden Cutler
David Lindsay Elsum
Rt. Hon. Malcolm Fraser
Laurence S. Freedman, Chairman
Michael R. Horsburgh
Howard A. Knight
Richard H. McCoy
Neville J. Miles
William J. Potter
John T. Sheehy
Brian M. Sherman

Officers
--------

Brian M. Sherman, President
Laurence S. Freedman, Vice President
Ouma Sananikone-Fletcher, Assistant Vice President
  and Chief Investment Officer
David Manor, Treasurer
Roy M. Randall, Secretary
Barry G. Sechos, Assistant Treasurer
Kenneth T. Kozlowski, Assistant Treasurer
Allan S. Mostoff, Assistant Secretary
Margaret A. Bancroft, Assistant Secretary

The accompanying Statement of Net Assets as of January 31, 1999 was not audited and accordingly, no opinion is expressed on it.

This report, including the financial statements herein, is transmitted to the shareholders of The First Australia Fund, Inc. for their general information only. It does not have regard to the specific investment objectives, financial situation and the particular needs of any specific person.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that the Fund may purchase, from time to time, shares of its common stock in the open market.

--------------------------------------------------------------------------------

            Investment Manager
            EquitiLink International Management Limited
            P.O. Box 578, 17 Bond Street
            St. Helier, Jersey JE4 5XB Channel Islands

            Investment Adviser
            EquitiLink Australia Limited
            190 George Street
            Sydney, NSW 2000, Australia

            Administrator
            Prudential Investments Fund Management LLC
            Gateway Center Three
            100 Mulberry Street
            Newark, NJ 07102-4077

            Custodian and Transfer Agent
            State Street Bank and Trust Company
            One Heritage Drive
            North Quincy, MA 02171

            Independent Accountants
            PricewaterhouseCoopers LLP
            1177 Avenue of the Americas
            New York, New York 10036

            Legal Counsel
            Dechert Price & Rhoads
            1500 K Street N.W.
            Washington, D.C. 20005
            Stikeman, Elliott
            Level 32, Chifley Tower
            2 Chifley Square
            Sydney, NSW 2000, Australia


                              Gateway Center Three
                               100 Mulberry Street
                              Newark, NJ 07102-4077
                  for information call toll-free (800) 522-5465
                             collect (973) 367-7403
                  or for information regarding net asset value
                                 (800) 451-6788


     Shares of The First Australia Fund, Inc. are traded on the American Stock Exchange and on the Pacific Stock Exchange under the symbol 'IAF'. Information about the Fund's net asset value and market price is published weekly in Barron's and in the Monday edition of The Wall Street Journal.

     For a weekly update of the Fund's net asset value and share price, or to receive more information on the Fund, call toll-free:

                             1-800-323-9995
                                   318652104 (R)


    The First Australia Fund, Inc.
--------------------------------------------------------------------------------
   Quarterly Report January 31, 1999 Highlights
--------------------------------------------------------------------------------

         - Performance: First in its category over five years in the Lipper Closed-end Fund Survey.

         -  Annual cash distribution rate set at 9% of NAV.

         -  Share price up 53% since August 31, 1998.

         -  Discount to NAV narrows substantially.

         -  Australian Dollar appreciates.

ALL AMOUNTS ARE U.S. DOLLARS UNLESS OTHERWISE STATED.

Managed by EquitiLink International Management Limited.

                         THE FIRST AUSTRALIA FUND, INC.

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 Annual Meeting of Shareholders - April 23, 1999

     The undersigned hereby appoints William J. Potter, Brian M. Sherman and Laurence S. Freedman, and each of them, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of the common stock of The First Australia Fund, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of The First Australia Fund, Inc. to be held at One Seaport Plaza, New York, New York on April 23, 1999 at 10:00 a.m. (Eastern time) and at any adjournment or postponement thereof. By signing this proxy card on the reverse side, the undersigned authorizes the appointed proxies to vote in their discretion on any other business which may properly come before the meeting or any adjournments or postponements thereof.

--------------------------------------------------------------------------------
                      PLEASE VOTE, DATE AND SIGN ON REVERSE
                  AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS:

-----------------------------------     ----------------------------------------

-----------------------------------     ----------------------------------------

-----------------------------------     ----------------------------------------

(X) Please mark your votes as in this example

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR Items 1, and 2 and AGAINST Items 3, 4, 5 and 6.

--------------------------------------------------------------------------------

Your Board of Directors recommends a vote FOR Proposals 1 & 2 below
                                          ---
--------------------------------------------------------------------------------

1. Election of 5 Directors for a three year term:

   FOR ALL  / /                      WITHHOLD ON ALL  / /
                                     FOR ALL EXCEPT   / /

   Nominees: M. Fraser, H.A. Jacobs, Jr., H.A. Knight, R.H. McCoy, B.M. Sherman FOR, except withhold vote from following nominees:

--------------------------------------------------------------------------------

2. Ratification of selection of independent public accountants

   FOR  / /           AGAINST  / /               ABSTAIN  / /

--------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST Proposals 3-6 below

--------------------------------------------------------------------------------

3. Shareholder proposal to terminate the Investment Management Agreement with EquitiLink

   FOR  / /           AGAINST  / /               ABSTAIN  / /

4. Shareholder proposal that the Board take whatever steps necessary for shareholders to receive net asset value for their shares within 60 days of the Meeting

   FOR  / /           AGAINST  / /               ABSTAIN  / /

5. Shareholder proposal that all Directors not standing for reelection who oppose Item 4 resign

   FOR  / /           AGAINST  / /               ABSTAIN  / /

6. Shareholder proposal to reimburse shareholder proponent's fees and expenses

   FOR  / /           AGAINST  / /               ABSTAIN  / /


DATE ____________________, 1999

_______________________________

_______________________________
Signatures(s)

Please sign exactly as name(s) appear(s) on this proxy card. If signing for a corporation or partnership or as an agent or attorney, indicate the capacity in which you are signing. If signing as trustee, custodian or other fiduciary, please state your title.


                                       2